Exhibit 23(g)9


Letter Amendment, pursuant to Section 9 to the Custodian Agreement between Registrant and Brown Brothers Harriman & Co. dated September 3, 1996, to include Aberdeen New Asia Series and International Series
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                                                     September 3, 1996


Brown Brothers Harriman & Co.
40 Water Street,
Boston, MA 02109

Attn: Susan Cable

Ladies and Gentlemen:

         Please be advised that effective on or about September 15, 1996, The Phoenix Edge Series Fund shall commence offering shares of the new series of The Phoenix Edge Series Fund known as Aberdeen New Asia Series (the "Series"). Pursuant to Section 9 of that certain Custodian Agreement between The Phoenix Edge Series Fund and Brown Brothers Harriman & Co. dated August 8, 1994, said Custodian Agreement is hereby amended such that the Aberdeen New Asia Series shall be included as a Series subject to the terms set forth therein. Accordingly, the following Series are included within the term "Fund" pursuant to the referenced agreement: Aberdeen New Asia Series and International Series.

         Please acknowledge your concurrence with the foregoing by executing two copies of this letter and returning one to the undersigned.

                                     Very truly yours,


                                     The Phoenix Edge Series Fund


                                     By:   /s/ Philip R. McLoughlin
                                          --------------------------------------
                                              Philip R. McLoughlin, President


Agreed and Consented to
this  18     day of  September      , 1996
     --------       ----------------

Brown Brothers Harriman & Co.

By: /s/ Stokley P. Towles
    --------------------------------
Name:      Stokley P. Towles
Title:     Partner
cc:        Nancy G. Curtiss
           Patty Erickson

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